UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2015

The Travelers Companies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-10898	41-0518860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

485 Lexington Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(917) 778-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, The Travelers Companies, Inc. (“Travelers” or the “Company”) announced that, effective December 1, 2015, Alan D. Schnitzer will succeed Jay S. Fishman as Chief Executive Officer (“CEO”).  Mr. Fishman will remain Executive Chairman following Mr. Schnitzer’s assumption of the CEO role.

Also on August 4, 2015, the Board of Directors of Travelers (the “Board”) approved an increase in the number of directors on the Board from 12 to 13 and the appointment of Alan D. Schnitzer as a director and a member of the Executive Committee, in each case, effective December 1, 2015.

A copy of Travelers’ press release announcing these changes and a letter from Mr. Fishman to Travelers’ employees are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

In connection with the chief executive officer transition described above, on August 4, 2015, Travelers entered into the following compensatory arrangements:

•              Travelers entered into a letter agreement (the “Amendment”) with Jay S. Fishman which amends Mr. Fishman’s employment letter agreement with the Company dated as of December 19, 2008, as previously amended on March 24, 2014 (the “Employment Agreement”).  Pursuant to the terms of the Amendment, upon termination of Mr. Fishman’s employment with Travelers as Executive Chairman, he will be entitled to receive his bonus for any prior year (if previously unpaid) and a bonus payment for the year of termination, prorated through his date of termination and, in each case, based on actual Company performance.  Additionally, Mr. Fishman has agreed to continue to consult with the Chief Executive Officer and the Board for three years following his termination of employment (the “Consulting Period”).  During the Consulting Period, Mr. Fishman will not be paid a consulting fee; however, he will continue to be provided transportation as currently provided under the Employment Agreement as well as access to a personal assistant, in each case subject to reimbursement by Mr. Fishman for any incremental cost for personal usage.  In addition, Mr. Fishman is entitled to receive technical support services provided to senior executives of the Company.

Pursuant to the Amendment, Mr. Fishman has waived his right to resign for “good reason” in connection with his transition from CEO to Executive Chairman of the Board.  In addition, the Company will continue to have all existing termination rights in accordance with Mr. Fishman’s current agreement (i.e., termination with or without cause in accordance with the current agreement); provided that if the Board decides to terminate Mr. Fishman’s services at any time after December 1, 2015, Mr. Fishman will be entitled to at least 30-day’s notice but will waive entitlement to severance pay (other than in the case of a termination without cause in connection with or following a change in control).

•              Travelers entered into a letter agreement (the “Letter Agreement”) with Alan D. Schnitzer pursuant to which Mr. Schnitzer’s base salary will be $1 million effective immediately.  In the event of an involuntary termination of Mr. Schnitzer’s employment or voluntary termination by Mr. Schnitzer for “good reason,” Mr. Schnitzer will be entitled to (i) an amount equal to 2.0 times the sum of (a) his annual base salary and (b) his average annual bonus (defined as the greater of 2-year average or 250% of base salary), and (ii) continued medical benefits for 24 months.  In addition to the above benefits, in the event of an involuntary termination or a voluntary termination for “good reason,” in each case within 24 months after a change of control of the Company, Mr. Schnitzer will also be entitled to full vesting of his outstanding equity awards (subject to certain adjustments in the case of performance-based equity awards).  In addition, in the event of a change of control of the Company, the Company has exercised its “non-competition option” under the Non-Competition Agreement by and between the Company and Mr. Schnitzer, which will subject Mr. Schnitzer to a six-month covenant not to compete with the Company and require the Company to make a corresponding payment to Mr. Schnitzer in accordance with the terms of such agreement.  Pursuant to the Letter Agreement, Mr. Schnitzer will be provided with security and transportation consistent with what is currently provided to Mr. Fishman.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 4, 2015.
99.2	Letter dated August 4, 2015 from Jay S. Fishman to Employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2015	THE TRAVELERS COMPANIES, INC.

	By:	/s/ Kenneth F. Spence III
Name: Kenneth F. Spence III
Title: Executive Vice President and General Counsel